UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report:  July 1, 2005

Date of earliest event reported:  June 30, 2005

NORTHWEST AIRLINES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Lone Oak Parkway Eagan Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(612) 726-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                                                               Other Events

Labor and Pension Update

The Board of Directors of Northwest Airlines Corporation, at its regularly scheduled meeting on June 30, 2005, reviewed management’s plan to obtain labor cost savings and to seek legislation addressing its pension funding challenges.  In addition, management reviewed with the Board a plan to attempt to obtain additional liquidity through new financings and the extension of existing debt maturities upon the receipt of the labor cost savings and pension relief noted above.  The Board directed management to proceed with this plan.

The Board also discussed what the Company’s situation would be if it were not able to achieve the labor and pension relief that the Company is seeking.  As the Company has previously disclosed, permanent structural changes in the operating environment of the U.S. airline industry have placed the Company in a state of significant financial distress.  Since the beginning of 2001, the Company has lost over $3.3 billion.  Even as the Company has incurred these substantial losses, it has maintained adequate liquidity through the sale of non-strategic assets or by obtaining new financing.  However, as also previously disclosed, the limited amount of unencumbered assets available for these purposes and the Company’s current level of indebtedness and losses are likely to prevent the Company from accessing any additional liquidity.  As a result, the Company’s financial viability primarily depends on two principal factors: 1) its ability to obtain significant annual salary and benefit reductions through wage, work rule and benefit changes; and 2) together with a freeze of the Company’s defined benefit plans, legislative reform of existing pension funding requirements that would provide the Company sufficient time to make up the current funding shortfall in those plans, which approximates $3.8 billion.

The Company is currently in mediated labor negotiations under Section 6 of the Railway Labor Act with AMFA, the IAM and PFAA and has also had discussions with ALPA.  The failure to obtain labor cost restructuring will force the Company to consider other alternatives, including Chapter 11.  The recent spike in fuel prices (which have topped $60 per barrel) has accelerated the need for the Company to obtain labor cost savings.

In addition to labor cost restructuring, the Company must also obtain pension reform.  The estimated cash contributions to the Company’s defined benefit plans for calendar years 2006 and 2007 are expected to be approximately $800 million and $1.7 billion, respectively.  The U.S. Congress is currently considering a variety of proposed pension legislation, including the Employee Pension Preservation Act of 2005 (the “Pension Preservation Act”), which was introduced in the U.S. Senate on April 20, 2005.  Under the Pension Preservation Act, an airline could extend to 25 years the time during which payments can be made of any unfunded liability existing under its qualified defined benefit pension plans at the date of the airline’s election to comply with the Pension Preservation Act.  Such an extension of payments could occur under the Pension Preservation Act if an airline elected to freeze its qualified defined benefit pension plans.   To date, no pension reform legislation has been enacted.  Failure to obtain pension funding relief will also cause the Company to consider Chapter 11.

Series C Litigation Update

As previously disclosed, the judge in the Series C Preferred Stock litigation ruled that the Company had breached the arrangements related to the Series C Preferred Stock, and indicated that a trial on damages would be necessary.  No trial date has been set.  Plaintiffs apparently intend to seek damages of approximately $270 million which is the amount shown on the Company’s books as owing the Series C holders.  However, the Company disputes the plaintiffs’ damage calculation and believes that, under the rationale of the trial court’s decision, damages should be significantly less than what the plaintiffs claim.  If the plaintiffs were to obtain a money judgment against the Company in the amount they are seeking and if enforcement of that judgment were not stayed by a court while the Company appealed, the Company would be required to post a bond to stay enforcement of the judgment while the Company appealed.  Given the Company’s financial situation, a requirement to post a bond in the amount of damages the plaintiffs are seeking pending an appeal of a money judgment in the Series C litigation would place additional financial pressure on the Company, especially if this occurred prior to the resolution of the labor and pension issues described above. The Company is in discussions with the two unions that brought the case to obtain a stay without having to post a bond.  If the discussions do not produce an agreement, the Company intends to file motions for a stay of proceedings in both the trial court and the appellate court; these motions would state, among other things, that a requirement to post a bond in the amount of damages sought by the plaintiffs would increase the risk that the Company could be forced to seek protection under Chapter 11.  The Company believes that these motions should be successful, but there can be no assurance that this will be the case.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

	By:	/s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated: July 1, 2005